Exhibit 99.1

NEWS RELEASE
Nabors expects 2Q2011 EBIT to be in the range of $165 — $170 million
Hamilton, Bermuda, June 20, 2011 — PRNewswire / FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced that it expects its second quarter operating income to be in the range of $165 to $170 million. This is primarily due to lower than expected results from its Pressure Pumping, US Offshore, and International businesses, partially offset by better results in its US Lower 48 and Canadian operations. The company also indicated its current estimate for full-year operating income results approaches $900 million.
Gene Isenberg, Nabors’ Chairman and CEO commented, “The largest components of the shortfall in second quarter and full year operating income are from our Pressure Pumping and International segments. During the second quarter, Superior has been impacted more than we anticipated by the protracted adverse weather in the Bakken and Marcellus areas, as well as by startup inefficiencies associated with late deliveries of new equipment. We expect Superior to be back on track with our expectations by the end of this year. In our International unit, delays in contract awards, most of which require recertification and upgrades to multiple rigs, coupled with importation obstacles and interruptions due to civil unrest in certain areas, are leading to significant slippage in the timing of the prospective ramp-up in our International results. The primary areas affected are Saudi Arabia and Iraq and, to a lesser extent, Yemen, Colombia and Mexico. These issues will likely lead to a flat third quarter, however we still expect a meaningful increase in the fourth quarter, which should approximate 90% of the income this unit posted in the fourth quarter of last year. Permitting delays continue to plague our US Offshore operations, leading to the expectation of a modest loss in the second quarter. This situation is gradually improving, and we anticipate moderate profitability over the balance of the year and a return to more normal circumstances as we enter 2012.
“On the positive side, both our US Lower 48 and Canadian operations continue to meaningfully exceed our expectations. We have secured six more new build contracts in the Lower 48 since the last quarter, and we are preparing nine legacy rigs for work. The addition of these new builds brings the total number of new rigs in process to 36 in the US Land segment and 40 worldwide, virtually all of which have work commitments.”
The Nabors companies own and operate approximately 551 land drilling and approximately 750 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 38 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this

NEWS RELEASE
release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.
The Company plans to release it second quarter results after the close of trading on the NYSE on July 26, 2011. It also plans to host a conference to review the results and outlook the following morning. For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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